Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2017	2016	% Change	2017	2016	% Change
Southern Company –
Operating Revenues	$6,201	$6,264	(1.0)%	$17,403	$14,715	18.3%
Earnings Before Income Taxes	1,699	1,616	5.1%	744	3,241	(77.0)%
Net Income Available to Common	1,069	1,139	(6.1)%	347	2,251	(84.6)%

Alabama Power –
Operating Revenues	$1,740	$1,785	(2.5)%	$4,606	$4,561	1.0%
Earnings Before Income Taxes	546	575	(5.0)%	1,236	1,196	3.3%
Net Income Available to Common	325	352	(7.7)%	729	721	1.1%

Georgia Power –
Operating Revenues	$2,546	$2,698	(5.6)%	$6,426	$6,621	(2.9)%
Earnings Before Income Taxes	934	967	(3.4)%	1,906	1,964	(3.0)%
Net Income Available to Common	580	600	(3.3)%	1,188	1,217	(2.4)%

Gulf Power –
Operating Revenues	$437	$436	0.2%	$1,144	$1,136	0.7%
Earnings Before Income Taxes	103	77	33.8%	199	189	5.3%
Net Income Available to Common	63	45	40.0%	117	108	8.3%

Mississippi Power –
Operating Revenues	$341	$352	(3.1)%	$915	$885	3.4%
Earnings (Loss) Before Income Taxes	64	24	166.7%	(2,918)	11	N/M
Net Income (Loss) Available to Common	40	26	53.8%	(2,034)	39	N/M

Southern Power –
Operating Revenues	$618	$500	23.6%	$1,597	$1,189	34.3%
Earnings Before Income Taxes	115	101	13.9%	195	187	4.3%
Net Income Available to Common	124	176	(29.5)%	276	315	(12.4)%

Southern Company Gas[1] –
Operating Revenues	$565	$543	4.1%	$2,841	$543	N/M
Earnings Before Income Taxes	67	11	N/M	536	11	N/M
Net Income Available to Common	15	4	N/M	303	4	N/M

N/M - not meaningful

Notes
- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $9 million and $25 million for the three and nine months ended September 30, 2016, respectively.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.